Shareholder Meeting
(Unaudited)


On August 2, 2001, a Special Meeting of Shareholders of the Nationwide Small Company Fund was held. The matter considered at the meeting, together with the actual vote tabulation relating to such matter is as follows:

To approve a new subadvisory agreement among Gartmore Global Partners ("GGP"), VMF and the Trust so that GGP would replace Lazard Asset Management, currently one of five subadvisers for the Small Company
Fund, as a subadviser for such Fund. Such new subadvisory agreement became effective on August 15, 2001.

Fund
For
Against
Abstain
Nationwide Small Company Fund
38,636,618
535,305
1,702,583


On August 2, 2001, a Special Meeting of Shareholders of the
Nationwide Strategic Value Fund was held. The matter considered at the meeting, together with the actual vote tabulation relating to such matter is as follows:

To re-approve the subadvisory agreement with Strong
Capital Management, Inc. for the Strategic Value Fund.

Fund
For
Against
Abstain
Nationwide Strategic Value Fund
2,456,240
64,929
132,411